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Exhibit 99.1

Contact:	Darrell W. Crate Affiliated Managers Group, Inc. (617) 747-3300

AMG Announces Three-for-Two Stock Split

Boston, MA, January 28, 2004—Affiliated Managers Group, Inc. (NYSE: AMG) announced that its Board of Directors has authorized a three-for-two stock split of AMG's outstanding shares of Common Stock. The split will entitle each shareholder of record as of February 24, 2004 to receive three shares for every two shares of Common Stock held on the record date.

The additional shares of Common Stock will be distributed on March 29, 2004. "This stock split reflects our confidence in AMG's prospects for continued strong growth, through both the internal growth of our existing Affiliates, as well as additional investments in high quality mid-sized asset management firms," stated William J. Nutt, Chairman and Chief Executive Officer. "The split will also benefit our shareholders by enhancing the marketability and broadening the distribution of AMG Common Stock."

AMG is an asset management company that acquires and holds majority equity investments in a diverse group of mid-sized investment management firms. AMG's affiliated investment management firms managed approximately $92 billion in assets as of December 31, 2003.

Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including changes in the securities or financial markets or in general economic conditions, the availability of equity and debt financing, competition for acquisitions of interests in investment management firms, the ability to complete pending acquisitions, the investment performance of our Affiliates and their ability to effectively market their investment strategies, and other risks detailed from time to time in AMG's filings with the Securities and Exchange Commission. Reference is hereby made to the "Cautionary Statements" set forth in the Company's Form 10-K for the year ended December 31, 2002.

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For more information on Affiliated Managers Group, Inc.,
please visit AMG's Web site at www.amg.com.

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  Exhibit 99.1